UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 28, 2009

POMEROY IT SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20022	31-1227808
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 Petersburg Road, Hebron, KY 41048
(Address of principal executive offices, including zip code)

(859) 586-0600
(Registrant's telephone number, including area code) (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On May 28, 2009, Pomeroy IT Solutions, Inc. (the “Company”), became aware  that a purported class action complaint had been filed on May 22, 2009, in the Commonwealth of Kentucky Boone Circuit Court against the Company and each of its then current directors.  Hebron LLC and Desert Mountain Acquisition Co., were also named as defendants in the lawsuit.  Hebron LLC and Desert Mountain Acquisition Co., are companies controlled by Mr. David B. Pomeroy, II , a director of the Company and its largest stockholder.

The action was brought by Kenneth Hanninen, an alleged Pomeroy stockholder, on behalf of himself and all others similarly situated.  The complaint alleges, among other things, that the directors of the Company are in breach of their fiduciary duties to stockholders in connection with the Company’s entry into an agreement and plan of merger with Hebron LLC, Desert Mountain Acquisition Co., and, with respect to certain sections of the merger agreement only, David B. Pomeroy, II, on May 19, 2009 (the “Agreement”).

The complaint seeks, among other things, injunctive relief to enjoin the Company and its directors from consummating the transaction contemplated under the Agreement, along with attorneys’ fees and costs.

The Company and its directors believe that the allegations in the complaint are without merit and intend to vigorously defend against the claims and causes of action asserted in this legal matter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Pomeroy IT Solutions, Inc.

Date: June 2, 2009		/s/ Christopher C. Froman
	By:	Christopher C. Froman
President and Chief Executive Office